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                                                                    EXHIBIT 10.1

                                AMENDMENT NO. 3
                                      TO
                       LICENSE AND DEVELOPMENT AGREEMENT

     This Amendment No. 3 to License and Development Agreement (this "Amendment") is made as of the 25th day of March, 1997 (the "Effective Date") by and between Aronex Pharmaceuticals, Inc., a Delaware corporation ("Aronex"), and Genzyme Corporation, a Massachusetts corporation ("Genzyme"). Capitalized terms used without definition in this Amendment shall have the meanings given to such terms in the Development Agreement (as defined below).

                                    RECITALS

     WHEREAS, Aronex (f/k/a Argus Pharmaceuticals, Inc.) and Genzyme entered into a License and Development Agreement dated September 10, 1993 (as subsequently amended by amendments dated September 8, 1995 and September 10, 1996, the "Development Agreement") relating to the development, license, manufacture, marketing and sale of pharmaceutical compositions incorporating "AR-623" (also known as "Atragen/(TM)/"); and

     WHEREAS, Aronex and Genzyme desire to amend the Development Agreement (i) to release Genzyme from any obligation to perform further development work for AR-623 and (ii) to convert the license granted to Genzyme in the Development Agreement to an option to market and sell Products as provided herein; and

     WHEREAS, Aronex is willing to assume certain responsibility for further development work for AR-623 and marketing and sales as provided herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, Aronex and Genzyme agree as follows:

     1. TERMINATION OF LICENSE; GRANT OF MARKETING RIGHTS OPTION TO GENZYME. The license granted to Genzyme pursuant to Article 2 of the Development Agreement is hereby terminated and shall be of no further force and effect.
Article 2 of the Development Agreement is hereby amended and restated to read in its entirety as follows:

          2.   MARKETING RIGHTS.

          2.1 Genzyme Option. Subject to the terms and conditions of this Agreement, Genzyme shall have the option (the "Option"), exercisable in its sole discretion, to obtain (i) the exclusive right (with the right to sublicense) to use, market, import, export and sell any Product in the Field throughout the world excluding the United States and its territories and possessions and (ii) the right to co-promote with Aronex pursuant to
     Section 5.3 any Product in the Field in the United States and its territories and possessions (the "Marketing Rights").

          2.2 Exercise of Option; Royalties. Genzyme may exercise the Option at any time prior to the date that is six months after the filing of an NDA for a Product for any indication (the "Option
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     Expiration Date") by (i) giving Aronex written notice of its exercise of the Option and (ii) paying Aronex Three Million Dollars ($3,000,000.00). If Genzyme exercises the Option, Genzyme shall pay Aronex a royalty equal to [*] of Net Sales by Genzyme, its Affiliates and its sublicensees throughout the world. If Genzyme does not exercise the Option within six months after the filing of an NDA for the Product for any indication, the Option shall expire and may not thereafter be exercised with respect to the Product for which the NDA is filed or any subsequent Product or indication.

          2.3 Aronex Right to Re-Acquire Marketing Rights. Notwithstanding the foregoing, Aronex shall have the right, exercisable at any time before the end of the twelve-month period following the filing of an NDA, to re-acquire the Marketing Rights and to terminate Genzyme's rights thereunder by (i) giving Genzyme written notice of its exercise of such right, (ii) paying Genzyme Two Million Dollars ($2,000,000.00) and (iii), if such right is exercised after Genzyme's exercise of the Option, additionally returning to Genzyme the Three Million Dollars ($3,000,000.00) received from Genzyme in connection with Genzyme's exercise of the Option. If Aronex terminates Genzyme's rights to use, market, import, export and sell Products pursuant to this Section 2.3, Aronex shall pay Genzyme a royalty equal to (i) [*] of Net Sales by Aronex and its Affiliates throughout the world and (ii) [*] of Sublicensee Royalties received by Aronex and its Affiliates; provided that Aronex shall pay a minimum of $500,000 of royalties within the first twelve months following the due date of the $2,000,000 payment provided for above (which amount shall be credited against the percentage royalties contemplated hereby). Aronex's obligation to pay such royalties shall terminate once Aronex has paid a total of Thirteen Million Dollars ($13,000,000.00) in royalties.

          2.4 Failure to Exercise or Termination by Genzyme. If Genzyme does not exercise the Option, or if Genzyme terminates the Option prior to the Option Expiration Date as provided below, Aronex shall pay Genzyme Two Million Dollars ($2,000,000.00) within thirty (30) days after the Option Expiration Date or such earlier termination. In addition, Aronex shall pay Genzyme a royalty equal to (i) [*] of Net Sales by Aronex and its Affiliates throughout the world and (ii) [*] of Sublicensee Royalties received by Aronex and its Affiliates; provided that Aronex shall pay a minimum of $500,000 of royalties within the first twelve months following the due date of the $2,000,000 payment provided for above (which amount shall be credited against the percentage royalties contemplated hereby). Aronex's obligations to pay such royalties shall terminate once Aronex has paid a total of Eight Million Dollars ($8,000,000.00) in royalties. Genzyme may terminate the Option and relinquish its rights thereunder at any time prior to the Option Expiration Date, but no earlier than the earlier of (i) March 24, 1999 and (ii), if applicable, Aronex's termination of all clinical development of AR-623, by giving Aronex written notice of such termination.

          2.5 Reports and Payments. Any party obligated to pay royalties hereunder (the "Paying Party") shall keep, and shall require all Affiliates and sublicensees to keep, for a period of three years after a payment is due, accurate records in sufficient detail to enable the amounts due hereunder to be determined. Within sixty (60) days after the end of each calendar quarter, the Paying Party shall deliver to the other party a written accounting, including quantities and monetary amounts of sales of each Product by the Paying Party and its Affiliates and any sublicensees, on a country-by-country basis, and the amount of royalty payments, if any, due for such quarter. The Paying Party, upon delivery of such accounting, shall pay all royalties shown to be due thereunder.


* Confidential treatment requested

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          2.6  Audit Rights.  A Paying Party shall permit the other party or its representatives to have access to the Paying Party's books and records for the sole purpose of verifying the royalties payable hereunder. Such review may be conducted no more than once during each year royalties are due hereunder and twice during the three years following termination of this Agreement. The review shall be conducted after reasonable notice and during reasonable business hours. If such review reveals that royalties have been understated for any calendar year, such underpayment shall be immediately paid by the Paying Party; provided that if such examination was not conducted by an independent accountant, the Paying Party shall have the right to engage an independent accountant reasonably acceptable to the other party to verify the results of such review. The fees and expenses of such accountant shall be paid by the party alleging an error unless the error is more than ten percent (10%) of the actual amount due, in which case the party who made the error shall pay all reasonable costs and expenses incurred by the investigating party in the course of making such determination. Any sublicense granted by either party shall contain audit provisions as set forth in this subsection 2.6.

          2.7 Payment Currency. All payments to be made under this Agreement shall be made in United States dollars. In the case of sales in foreign currencies, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due hereunder shall be made at the rate of exchange prevailing on the last day of the calendar quarter published by the money center bank designated by the Paying Party which it uses for currency conversion in the preparation of its public financial reports.

          2.8 Payment Mechanics. All payments under this Agreement shall be made by wire transfer of immediately available funds to such account as the receiving party shall specify or by other payment method acceptable to the parties. If royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, the Paying Party may pay such royalties by placing them in a bank account in such country in the name of and under the sole control of the receiving party; provided, however, that the bank selected be reasonably acceptable to the receiving party and that the Paying Party inform the receiving party of the location, account number, amount and currency of money deposited therein.

          2.9 Acquisition of Third Party Rights. Aronex shall use all commercially reasonable efforts to obtain any rights from any Third Party that are necessary for the manufacture, use or sale of the Product in accordance with this Agreement and upon such acquisition by Aronex, such rights shall be automatically included in the Option granted in Section 2.1 without any further action of the parties. The costs of obtaining such rights shall be borne as follows:

          (a) Aronex Costs. Aronex shall bear all costs associated with (i) Third Party rights necessary for the manufacture or sale of both the Product and other products under development or being sold by Aronex or its Affiliates or sublicensees and (ii) Third Party rights with respect to Product sales by Aronex or its Affiliates or sublicensees (other than Genzyme).

          (b) Genzyme Costs. Genzyme shall bear all costs associated with Third Party rights with respect to Product sales by Genzyme or its Affiliates or sublicensees.

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          (c) Shared Costs.  In the event Aronex and Genzyme co-promote sales of the Product in the United States, Aronex and Genzyme shall share costs associated with third party rights in proportion to their relative shares of Net Profit.

     2. DEVELOPMENT PROGRAM. Aronex and Genzyme agree that the research and development being conducted by Genzyme in accordance with the current Work Plan shall be terminated as promptly as practicable, and that Genzyme shall have no obligation to perform any further research or development under the Development Agreement. Notwithstanding the foregoing, Genzyme shall provide Aronex with an NDA quality report with accompanying table summaries and case reports of the phase II/III Kaposi's sarcoma clinical trial no later than August 1, 1997. Aronex presently intends to continue certain research and development work for AR-623, and to file an NDA and a PLA for the use of AR-623 for treatment of APL, but shall have the right to discontinue all such research and development, in its sole discretion, for any reason. Except as expressly set forth in this Amendment, Article 3 of the Development Agreement is hereby amended and restated to read in its entirety as follows:

          3.1 Project Representatives. The parties have each designated a Project Representative to facilitate as a liaison between it and the other party, and to oversee and review the progress of the Development Program and other relevant matters under this Agreement.

          3.2 Progress Reports. Within 45 days following the end of each calendar year, the Aronex Project Representative shall deliver to the Genzyme Project Representative a reasonably detailed written report which shall describe the progress of the Development Program performed by it during the year.

          3.3 Records and Data. Each party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and FDA purposes and so as to properly reflect all work done and results achieved in the performance of the Development Program. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Development Program, including any data required to be maintained pursuant to applicable governmental regulations. Each party shall provide the other the right to inspect records, and shall provide copies of all requested records, to the extent, reasonably related to the performance of the other's obligations under this Agreement.

     3. ALLOCATION OF COSTS; TERMINATION OF MILESTONE AND OTHER PAYMENTS. All expenses incurred by either party pursuant to the Development Agreement through the Effective Date shall be determined within thirty (30) days of the Effective Date and responsibility for such costs and any resulting reimbursements shall be made according to the terms of the Development Agreement as in effect prior to this Amendment. Except for the foregoing allocation of costs, the Development Agreement is hereby amended by deleting Article 4 thereof in its entirety.

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     4.   COMMERCIALIZATION RIGHTS.  Article 5 of the Development Agreement is
hereby amended and restated to read in its entirety as follows:

          5.  COMMERCIALIZATION.  In the event the Option is exercised:

          5.1. Manufacturing. Aronex shall be responsible for manufacturing or subcontracting the manufacture of all of Genzyme's requirements for Product, subject to customary forecast and order procedures. If Aronex or its subcontractor is manufacturing, Aronex's (or its subcontractor's) responsibilities shall include all aspects of the manufacturing process, including maintenance of manufacturing inventory, quality control and shipment of Product in accordance with orders placed by Genzyme. As compensation for such manufacturing services, Aronex shall be entitled to receive payment of its fully burdened COGS.

          5.2 Sales. Following regulatory approval in any country, Genzyme shall use commercially reasonable efforts to market and sell the Product in such country. All terms of sale, including pricing policies, credit terms, cash discounts and returns and allowances, as well as the nature of marketing efforts, shall be set by Genzyme. Genzyme shall be responsible for invoicing the customers for Product and collecting payment therefor. The Product shall be sold under the trademark "Atragen" (for which purpose Genzyme shall have a royalty-free license to use such trademark) or such other trademark as the parties may agree.

          5.3 Co-Promotion. Aronex and Genzyme shall co-promote the Product in the United States, subject to the following principles of agreement and such other terms and conditions as the parties may agree upon at that time:

          (a) Sales and Marketing. The parties shall select one party by agreement which shall retain management responsibility for sales and marketing of the Product (the "Marketing Manager"). All marketing decisions will be made by the Marketing Manager, including but not limited to pricing and other terms of sale, distribution channels, sales personnel, advertising, promotion and marketing programs. All customer orders will be received, executed and invoiced by the Marketing Manager. If the other party receives any orders, it will refer the customer to the Marketing Manager or appropriate drug wholesalers as designated by the Marketing Manager. The parties shall agree upon the responsibilities and scope of the party that is not selected to be the Marketing Manager, with the expectation that such other party shall substantively participate in the marketing and "technical detailing" of the Product.

          (b) Profit Sharing. Aronex and Genzyme will each be entitled to [*] of Net Profit on sales by the Marketing Manager and its Affiliates of Products in the United States in any calendar year. All royalties with respect to such sales shall be deducted from Net Sales before the foregoing allocation of Net Profit is made.

          (c) Trademark. The Product shall be sold under the trademark "Atragen/(TM)/" or such other a trademark as the parties may agree.

          (d) Co-Promotion Rights Not Assignable. Neither party's co-promotion rights under this Section 5.3 may be assigned or transferred to any Third Party, including an assignment as a result of a merger or consolidation of such party, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.


* Confidential treatment requested
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     5.   TERM OF DEVELOPMENT AGREEMENT.  Section 10.1 of the Development
Agreement is hereby amended and restated to read in its entirety as follows:

          10.1 Term of Agreement. This Agreement and any License granted hereunder shall remain in effect on a country-by-country basis until the later of (i) the expiration of the last-to-expire Patent relating to any Product in such country or (ii) the date that is 10 years after the First Commercial Sale in such country. If Genzyme has exercised the Option (and Aronex has not reacquired the Marketing Rights), Genzyme shall thereafter have a fully paid-up license to use the Patents and the Subject Technology in such country.

Article 10 of the Development Agreement is further amended by deleting Section
10.3 thereof in its entirety.

     6. DEFINITIONS. Article 1 of the Development Agreement is hereby amended by replacing Sections 1.19 and 1.20 in their entirety and adding new
Section 1.30, as follows:

          1.19 "Net Profit" means the difference between (a) Net Sales and (b) the sum of (i) Cost of Goods Sold and (ii) 30% of Net Sales (for the Marketing Manager's and its Affiliates' sales and marketing expense relating to the Product regardless of the actual expenses incurred).

          1.20 "Net Sales" means the gross amount billed for Product sold pursuant to this Agreement to a Third Party, less discounts, rebates, returns, credits, contractual allowances, sales deemed uncollectible, shipping and insurance charges, sales taxes, duties, other governmental charges measured by the amount billed and any royalties payable to Third Parties; provided that, for purposes of the royalties payable under Sections 2.3 or 2.4, Net Sales shall not include sales by sublicensees, if any, of Aronex and its Affiliates.

          In the event a Product is sold in a combination product with other pharmacologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. In the event that no such separate sales are made by Aronex or Genzyme or their respective Affiliates or sublicensees, the parties shall negotiate in good faith the meaning of Net Sales for purposes of royalty payments on the combination product.

          1.30 "Sublicensee Royalties" means all royalties paid to Aronex and its Affiliates by sublicensees, if any, of Aronex and its Affiliates with respect to such sublicensees' rights to and sales of the Product.

     7. ADDITIONAL AMENDMENTS. Article 11 of the Development Agreement is hereby terminated and shall be of no further force and effect.

     8. "ATRAGEN/(TM)/" TRADEMARK. Genzyme hereby assigns and transfers to Aronex, all right, title and interest it may have in the trade name "Atragen" and the associated trademark and all related goodwill.

     9. NO OTHER AMENDMENTS. Except as specifically amended hereby, the Development Agreement shall continue in full force and effect.

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     IN WITNESS WHEREOF the parties hereto have executed this Amendment in one or more copies effective as of the Effective Date.

                                       ARONEX PHARMACEUTICALS, INC.


                                       By: /s/ James M. Chubb
                                           ------------------------------------
                                           James M. Chubb, Ph.D., President


                                       GENZYME CORPORATION


                                       By: /s/ Richard Douglas
                                           ------------------------------------
                                           Richard Douglas
                                           Vice President-Corporate Development

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